Exhibit 10.3

Documentary stamp tax in the amount of $2,450 has been paid upon the recordation of the mortgage on the real property located at 798 Airport Road, Panama City, Florida 32405 that is being pledged as security for this obligation and documentary stamp tax in the amount of $1,750 has been paid on the recordation of the leasehold mortgage on the borrower’s leasehold interest on the real property located at 2500 North Tamiami Trail North, Suites 215-216, 219-222 and 231-232, Naples, Florida 34103 that is also being pledged as additional security for this obligation.

PROMISSORY NOTE

$35,000,000	February 28, 2005

FOR VALUE RECEIVED, Devcon Security Services Corp., a Delaware corporation (“Services”) and Devcon Security Holdings, Inc., a Florida corporation (“Holdings”, together with Services, the “Borrowers”), hereby jointly and severally, promise to pay to the order of CIT FINANCIAL USA, INC. (the “Lender”) the principal amount of THIRTY FIVE MILLION DOLLARS ($35,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Lender to the Borrowers under the Credit Agreement referred to below) pursuant to the terms of the Credit Agreement dated February 28, 2005 by and among the Borrowers, the other Borrowers signatory thereto from time to time, CIT Financial USA, Inc., individually as the Lender, and in its capacity as Agent, for itself and the other Lenders signatory thereto from time to time (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). This Promissory Note is one of the Notes referred to in the Credit Agreement. Terms capitalized but not defined herein shall have the meanings given to them respectively in the Credit Agreement. Reference is made to the Credit Agreement for a statement of the terms and conditions under which each Advance evidenced hereby has been made, is secured, and may be prepaid or accelerated.

Until maturity (whether by acceleration or otherwise) interest shall accrue and be payable on the outstanding principal balance hereof at the annual rates of interest set forth in Section 2.4 of the Credit Agreement. Interest based on the LIBOR Rate shall be calculated on the basis of a 360-day year for the actual number of days occurring in the period for which such interest is payable. Interest based on the Base Rate shall be calculated on the basis of a 365/366-day year for the actual number of days occurring in the period for which such interest is payable. In accordance with the provisions of Sections 2.4(e) and 10.2(a) of the Credit Agreement, interest may accrue at the Default Rate. Principal and accrued interest shall be payable in accordance with the terms and conditions of the Credit Agreement.

All amounts payable by any Borrower to the Lender hereunder shall be paid in accordance with Section 2.8 of the Credit Agreement in immediately available funds.

Each Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note.

The construction, interpretation and enforcement of this Note shall be governed by the internal laws of the State of New York.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each Borrower has caused this Promissory Note to be executed by its duly authorized officer as of the day and year first above written.

DEVCON SECURITY SERVICES CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President

DEVCON SECURITY HOLDINGS, INC.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President